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                                                                   EXHIBIT 23.5

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  We have issued our report dated February 12, 1998 (except for Notes 3, 13 and 14, which are dated May 17, 1998, July 31, 1998 and March 27, 1998, respectively) on our audits of the consolidated financial statements of Utilities, Inc. and Subsidiaries contained in Amendment No. 1 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in Amendment No. 1 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Berry, Dunn, McNeil & Parker

Portland, Maine

August 12, 1998